Exhibit 99.1
 Solar EnerTech Announces Fiscal Year 2009 Fourth Quarter and Annual Financial Results

— Fiscal 4Q09 Module Shipments Increased 128% Compared to 4Q08—
— Fiscal 4Q09 Revenue Increased 22% Compared to 4Q08—
- 4Q09 Gross Margin Turned Positive 16% Compared to Negative 24% in 4Q08 —
— Fiscal 4Q09 Operating Expenses decreased 65% Compared to 4Q08—
— Fiscal 4Q09 Net Income $1.9MM Compared to Net Loss $2.8MM in 4Q08—

Mountain View, CA, January 12, 2010 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced financial results for the fiscal fourth quarter and fiscal year ended September 30, 2009.

Fourth Quarter 2009 Financial Results

In the 2009 fourth quarter, total module shipments increased 128% compared to the fourth quarter of the prior year period. Revenue increased 22% to $13.2 million compared to $10.8 million in the fourth quarter of the prior year period. Revenue for the fiscal year 2009 fourth quarter was comprised of approximately $11.2 million in solar modules sales, of which more than 95% were sold to Europe and Australia, and $2.0 million in solar cell sales. The Company recruited an experienced sales director from the industry and built up a strong sales and marketing team, which resulted in new key customers. During the fourth quarter of fiscal year 2009, we acquired a new key customer, specifically a 10MW contract with a German system integrator contributing to the increase in sales volume.

The fourth quarter 2009 gross profit increased to positive $2.1 million compared to negative $2.6 million in the fourth quarter in the prior year period. Fourth quarter 2009 gross margin was positive at 16% of total sales compared to negative 24% of total sales in the prior year period.  The improvement in gross profit margin was primarily due to cost restructuring and the Company’s ability to increase the efficiency of its solar cells. The increase in sales volume also resulted in lower average fixed manufacturing cost. Additionally, the Company secured high quality key raw materials on the spot market with favorable credit terms as well as promoted a lean production process and zero inventory system to control quality and filter out unqualified products.

Total operating expenses for the fiscal 2009 fourth quarter were $1.4 million, or 11% of total net sales, which included a $1.1 million non-cash stock compensation credit related to the restructuring of the management team. Excluding these non-cash items, the operating expense for the fiscal 2009 fourth quarter was $2.5 million, or 19% of total net sales.  Total operating expense for the fiscal 2008 fourth quarter was $4.1 million, or 38% of total sales, which included  $0.8 million of non-cash stock compensation charges related to the hiring and retention of key executives and $0.2 million of non-cash charges for loss on debt extinguishment.  Excluding these non-cash charges, the operating expenses for the fiscal 2008 fourth quarter were $3.1 million, or 29% of total net sales. The decrease in operating expenses in the fiscal 2009 fourth quarter compared to fiscal 2008 fourth quarter was primarily due to the Company’s efforts in various cost cutting programs and renegotiation of contracts to reduce operating expenses.

Net income for the fourth quarter of fiscal 2009 was $1.9 million, or $0.02 per basic share or $0.02 per diluted share after excluding anti-dilution securities in the fourth quarter of fiscal 2009 compared to a net loss of $2.8 million, or negative $0.03 per basic and diluted shares in the same period in fiscal 2008. In the fourth quarter of fiscal 2009, the Company recorded a non-cash gain totaling $3.2 million associated with a change in the fair market value of warrant liability and a change in the fair market value of compound embedded derivative liability compared to a total non-cash gain of $4.4 million for these two same items in the fourth quarter of fiscal 2008.  Excluding non-cash items, on a non-GAAP basis, the fourth quarter 2009 net loss was $1.3 million compared to a net loss of $7.2 million in the prior year period.  Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech commented, “We are pleased to report solid fourth quarter results in what was a transitional year for our business. We made strategic adjustments to cut costs and maintained our focus on developing superior products to advance the SolarE brand name into the marketplace.  From a technological standpoint, we made excellent progress increasing the efficiency of our solar cells that resulted in higher wattage output panels which creates more value to our customers and further reduces our production costs. These efforts resulted in the successful securing orders from new customers as well as receiving follow-on orders from existing customers.  We were delighted to have achieved positive net income of $1.9 million and gross margin performance of 16% in our fiscal 2009 fourth quarter compared to a net loss of $2.8 million and negative 24% gross margin in the previous year period.

We continue to make efforts to enhance our sales opportunity on a global scale.  During our fiscal fourth quarter, we made our debut in the U.S. market through our participation in the InterSolar North America Exhibition and Conference.  This event allowed us to showcase our products and value-added services to all relevant U.S.-based companies in the solar industry. While approximately 90% of our products are shipped to Europe and Australia, we believe the U.S. market will still play a very important role for our company in the future.

As part of our product development efforts, we added an infrared scanner at our Shanghai module production facility to better serve our customers. This scanning device enables us to execute tighter quality control by x-ray scanning our panels to detect any material defects hidden underneath the surface of our solar panels. Each individual solar panel scan will be linked to a barcode and stored digitally into a proprietary database to facilitate future customer support and warranties, as well as strengthen our client relationship efforts.  We believe such efforts can further drive more sales opportunities.

We are encouraged with our financial results for the fourth quarter and are excited by our opportunities heading into fiscal 2010. We are enhancing our manufacturing facilities to meet increased customer demands for our solar cell and module products, explore new technological advancements and focus on minimizing our operating expenses in order to maximize our performance. Our efforts and changes made over the course of the past year have positioned us for greater performance in fiscal 2010,” concluded Mr. Young.

Fiscal 2009 Financial Results

For the fiscal year ended September 30, 2009, Solar EnerTech reported total revenue of $32.8 million, compared to $29.4 million in fiscal 2008.  This represents a 12% growth from fiscal 2008.  The increase in revenue resulted from increases in solar module shipments from 6.67 MW in fiscal year 2008 to 10.50MW in fiscal year 2009, partially offset by a 25% decrease in average selling prices from $4.10 per watt in fiscal year 2008 to $3.07 per watt in fiscal year 2009.

The Company incurred a negative gross margin of $1.0 million in fiscal 2009 compared to negative $3.7 million in fiscal 2008.  The improvement in fiscal 2009 gross margin compared to fiscal 2008 was due to lower raw material prices, specifically silicon wafer prices which offset the decrease in module sales prices. Silicon wafer prices decreased approximately 65% from RMB 46/piece during fiscal year 2008 to RMB16/piece during fiscal year 2009, as compared to module sales prices that decreased approximately 41% from EUR2.2/watt during fiscal year 2008 to EUR1.3/watt during fiscal year 2009.

Total operating expense for fiscal 2009 was $11.4 million compared to $16.7 million in the prior year.  In fiscal 2009, the Company recorded $3.2 million of non-cash stock compensation charge, $1.0 million of non-cash impairment loss on property and equipment, and $0.5 million of non-cash loss on debt extinguishment.  Excluding these non-cash charges of $4.7 million, total operating expense for the 2009 fiscal year was $6.7 million, or 20% of total sales.   In fiscal 2008, the Company recorded $5.6 million of non-cash stock compensation charge and $4.2 million of non-cash loss on debt extinguishment.  Excluding these non-cash charges of $9.8 million, total operating expense for the 2008 fiscal year was $6.9 million, or 23% of total sales.

In fiscal 2009, the Company recorded a net loss of $14.2 million compared to net income of $5.5 million in fiscal 2008. The Company’s fiscal 2009 net loss included a $0.8 million non-cash gain associated with a change in the fair market value of compound embedded derivative liability and a $1.3 million gain associated with a change in the fair market value of warrant liability.  Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007. Excluding these non-cash gains of $2.1 million, on a non-GAAP basis, the Company had a net loss of $16.3 million in fiscal 2009.  Included in the fiscal 2008 net income of $5.5 million was a $27.8 million gain on issuance of convertible notes. Excluding this non-cash charge of $27.8 million, the Company had a net loss of $22.3 million, on a non-GAAP basis. The Company had a loss of $0.16 per diluted share in fiscal 2009 compared to a loss of $0.18 per diluted share, after excluding for anti-dilution securities in fiscal 2008.

Financial Position

As of September 30, 2009, the Company had $1.7 million in cash, $7.4 million of accounts receivables, $0.8 million of prepayment primarily for purchase of raw materials, $4.0 million of inventories on hand, $1.3 million of deferred financing cost associated to the convertible notes and $0.7 million of VAT and other receivables. Additionally, as of September 30, 2009, the Company had $6.9 million of accounts payable, customer advance payment and accrued liabilities, $5.6 million of accrued liability due to related party, $0.2 million of derivative liabilities and $11.6 million in principal of convertible notes outstanding, which are recorded at carrying value at $3.1 million.

On January 7, 2010, the Company entered into a Series A Notes and Series B Notes Conversion Agreement (the “Conversion Agreement”) with the holders holding over 75% of the outstanding principal amounts owed under the Notes to modify the terms of the Notes. Pursuant to the terms of the Conversion Agreement, the Notes will be automatically converted into shares of our common stock at a conversion price of $0.15 per share and be amended to eliminate the maximum ownership percentage restriction prior to such conversion.

In addition, the Company and the holders of over 50% of each of the outstanding Series A, Series B and Series C Warrants (collectively the “PIPE Warrants”) have agreed to enter into an Amendment to the Series A, B and C Warrants (the “Warrant Amendment”) upon the closing of the transactions contemplated in the Conversion Agreement.  Pursuant to the terms of the Warrant Amendment, the PIPE Warrants shall be amended to reduce their exercise prices from $1.21, $0.90 and $1.00, respectively, to $0.15.  The PIPE Warrants shall also be amended to (a) waive the anti-dilution provisions of the PIPE Warrants that would increase the number of shares issuable pursuant to the PIPE Warrants in inverse proportion to the reduction in the exercise price, (b) waive all anti-dilution protections as to future transactions and (c) eliminate maximum ownership percentage restrictions.

Pursuant to the Conversion Agreement, after the closing of the transactions contemplated by it, the Company shall issue to its employees additional options to purchase shares of the Company’s common stock equal to approximately 30% of each employee’s pre-closing option holdings. This is to provide for additional equity incentives to the Company’s employees in order to account for the dilution from the conversion of the Notes and re-pricing of the PIPE Warrants. These additional options shall be priced at $0.15 per share.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008

Sales	$13,196,000	$10,830,000	$32,835,000	$29,412,000
Cost of sales	(11,085,000)	(13,424,000)	(33,876,000)	(33,104,000)
Gross profit (loss)	2,111,000	(2,594,000)	(1,041,000)	(3,692,000)

Operating expenses:
Selling, general and administrative	1,000,000	3,593,000	9,224,000	11,778,000
Research and development	(534,000)	219,000	700,000	702,000
Loss on debt extinguishment	-	244,000	527,000	4,240,000
Impairment loss on property and equipment	960,000	-	960,000	-
Total operating expenses	1,426,000	4,056,000	11,411,000	16,720,000

Operating income (loss)	685,000	(6,650,000)	(12,452,000)	(20,412,000)

Other income (expense):
Interest income	3,000	7,000	16,000	87,000
Interest expense	(2,060,000)	(221,000)	(3,998,000)	(1,035,000)
Gain on change in fair market value of compound embedded derivative	420,000	1,500,000	770,000	13,767,000
Gain on change in fair market value of warrant liability	2,759,000	2,948,000	1,344,000	13,978,000
Other income (expense)	136,000	(411,000)	139,000	(846,000)
Net income (loss)	$1,943,000	$(2,827,000)	$(14,181,000)	$5,539,000

Net income (loss) per share - basic	$0.02	$(0.03)	$(0.16)	$0.07
Net income (loss) per share - diluted	$0.02	$(0.03)	$(0.16)	$(0.18)

Weighted average shares outstanding - basic	88,256,706	86,650,407	87,817,762	75,944,461
Weighted average shares outstanding - diluted	88,315,499	86,650,407	87,817,762	98,124,574

Solar EnerTech Corp
Consolidated Balance Sheets

	September 30,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$1,719,000	$3,238,000
Accounts receivable, net of allowance for doubtful account of $96,000 and $21,000 at September 30, 2009 and 2008, respectively	7,395,000	1,875,000
Advance payments and other	799,000	3,175,000
Inventories, net	3,995,000	4,886,000
Deferred financing costs, net of accumulated amortization	1,250,000	1,812,000
VAT receivable	334,000	2,436,000
Other receivable	408,000	730,000
Total current assets	15,900,000	18,152,000
Property and equipment, net	10,509,000	12,934,000
Investment	1,000,000	1,000,000
Deposits	87,000	701,000
Total assets	$27,496,000	$32,787,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,794,000	$1,771,000
Customer advance payment	27,000	96,000
Accrued expenses	1,088,000	910,000
Accounts payable and accrued liabilities, related parties	5,646,000	5,450,000
Derivative liabilities	178,000	980,000
Convertible notes, net of discount	3,061,000	85,000
Total current liabilities	15,794,000	9,292,000
Warrant liabilities	2,068,000	3,412,000
Total liabilities	17,862,000	12,704,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 111,406,696 and 112,052,012 shares issued and outstanding at September 30, 2009 and 2008, respectively	111,000	112,000
Additional paid in capital	75,389,000	71,627,000
Other comprehensive income	2,456,000	2,485,000
Accumulated deficit	(68,322,000)	(54,141,000)
Total stockholders' equity	9,634,000	20,083,000
Total liabilities and stockholders' equity	$27,496,000	$32,787,000